Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

Safeco Names William Jenks as Chief Information Officer

SEATTLE—(April 3, 2006)—Safeco (NASD: SAFC) today named William Jenks chief information officer, effective April 17, 2006.

Jenks most recently served as executive vice president and chief information officer of worldwide operations at Publicis Groupe, one of the world’s largest advertising and media companies. At Publicis, Jenks led the consolidation of separate technology platforms following a major corporate acquisition. He also realigned the company’s technical resources to support top-line business objectives and improve the efficiency of its global workforce.

Before joining Publicis, Jenks was chief information officer at Space Systems/Loral, Heller Financial, Inc., and at the Chicago Mercantile Exchange. He started his career in 1974 at IBM, and subsequently held positions at Martin Marietta, Inc., and Northrop Grumman Corp.

“Bill has an outstanding track record of leading transformational change with regard to technology infrastructure,” said Paula Rosput Reynolds, Safeco president and chief executive officer. “His experience working in time-critical, high-transaction environments, combined with his proven hands-on leadership, will help us achieve our stated goals of becoming a low-cost and logistically outstanding carrier.”

Jenks replaces Yom Senegor who has announced his resignation from Safeco. Senegor joined Safeco in 2001 from Accenture where he led the insurance practice area.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses through a national network of independent agents and brokers.

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